EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNIVERSAL AMERICAN CORP.
ARTICLE ONE
The name of the corporation is Universal American Corp. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE FOUR
The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of one cent ($0.01) per share.
ARTICLE FIVE
The holder of each share of common stock shall be entitled to a number of votes equal to the dollar amount per share contributed by such holder for such share, rounded to the nearest dollar amount.
ARTICLE SIX
The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal bylaws, except as may otherwise be provided in the bylaws.
ARTICLE SEVEN
The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.
ARTICLE NINE
(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
(b) Any amendment or repeal of Section (a) of this Article Nine shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
(c) The Corporation shall defend, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section (e) of this Article Nine, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.
(d) To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Nine or otherwise.
(e) If a claim for indemnification or advancement of expenses under this Article Nine is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
(f) The rights conferred on any Covered Person by this Article Nine shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
(g) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
(h) Any amendment or repeal of the foregoing provisions of this Article Nine shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.  Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Section (h).
(i) This Article Nine shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE TEN
Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the Board of Directors, however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as set forth in a delegation of authority approved by the Board of Directors.
ARTICLE ELEVEN
The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.